Exhibit 99.1

GrowGeneration Announces Pricing of $150 Million Upsized Public Offering of Common Stock

DENVER, December 8, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at an offering price of $30.00 per share (the “Offering”). GrowGen expects the gross proceeds from the Offering to be approximately $150 million, before deducting the underwriting discount and other estimated offering expenses. The Offering was upsized from the previously announced offering size of $125 million of common stock. GrowGen has also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock offered in the public market. The Company expects to close the Offering on or about December 11, 2020, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. and Stifel are acting as joint book-running managers for the proposed offering. Craig-Hallum Capital Group LLC, Ladenburg Thalmann & Co. Inc., Lake Street Capital Markets, LLC, are acting as co-managers for the proposed offering.

GrowGen intends to use the net proceeds from the Offering primarily to expand its network of hydroponic/garden centers through organic growth and acquisitions, for general corporate purposes and pursuing strategic opportunities which may be presented to the Company from time to time.

The securities described above are being offered by GrowGen pursuant to an automatic “shelf” registration statement on Form S-3 (File No. 333-251174) previously filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2020, which became automatically effective upon filing.  The securities may be offered only by means of a prospectus. The preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering were filed with the SEC on December 7, 2020. The final prospectus supplement And accompanying prospectus will be filed with the SEC and will be available on the SEC’s website at www.sec.gov or by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by e-mail at equityprospectus@opco.com, or Stifel, Attention: Equity Capital Markets or  Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at 415-364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Offering, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 36 stores, which include 5 locations in Colorado, 10 locations in California, 2 locations in Nevada, 1 location in Arizona, 1 location in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 2 locations in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. The Company’s mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding, but not limited to, the anticipated closing of the Offering and the expected uses of the proceeds from the Offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, including market conditions and future decisions regarding the Company’s use of cash resources, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider these and other potential factors and uncertainties that could cause actual results to differ from the results predicted, including those described in more detail in the Company’s public reports filed with the SEC, including the risks discussed in the “Risk Factors” section in the prospectus supplement to the Registration Statement on Form S-3ASR (File No. 333-251174) and in the Company’s prior press releases and 1934 Act filings, which are available on the Company’s Investor Relations website at www.growgeneration.com and on the SEC’s website at www.sec.gov. We undertake no obligation to update these statements as a result of new information or future events.

SOURCE GrowGeneration